Exhibit 10.13

NINTH AMENDMENT TO OFFICE LEASE

THIS NINTH AMENDMENT TO OFFICE LEASE (“Amendment”) is made and entered into as of the 17th day of December, 2021 (“Amendment Date”), between MJH NORTHBROOK LLC, a Delaware limited liability company (“Landlord”), and CLARUS THERAPEUTICS, INC., a Delaware corporation (“Tenant”).

Recitals

•

Landlord and Tenant entered into a certain Office Lease dated August 18, 2011, as amended by First Amendment to Office Lease dated as of June 29, 2012, Second Amendment to Office Lease dated as of June 20, 2013, Corrected Third Amendment to Office Lease dated as of July 30, 2014, Fourth Amendment to Office Lease dated as of November 30, 2015, Fifth Amendment to Office Lease dated as of December 2, 2016, Sixth Amendment to Office Lease dated as of December 1, 2017, Seventh Amendment to Office Lease dated as of November 12, 2018, and Eighth Amendment to Office Lease dated as of January 1, 2020 (collectively, the “Lease”).

•

Under the terms of the Lease, Landlord leases to Tenant approximately 4,612 rentable square feet (“RSF”) situated in Suite 340 (the “Premises”), of the building located at 555 Skokie Boulevard, Northbrook, Illinois 60062 (the “Building”).

•	Landlord and Tenant desire to extend the Term of the Lease (which is currently set to expire on December 31, 2021), and otherwise to amend the Lease as provided herein.

Terms

NOW, THEREFORE, in consideration of the mutual covenants contained herein (which by incorporation are deemed to include the foregoing Recitals as if fully restated below) and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby amend the Lease as follows:

1. Capitalized Terms. All capitalized terms which are not specifically defined in this Amendment and which are defined in the Lease will have the same meaning for purposes of this Amendment as they have in the Lease.

2. Integration of Amendment and Lease. This Amendment and the Lease shall be deemed to be, for all purposes, one instrument. In the event of any conflict between the terms and provisions of this Amendment and the terms and provisions of the Lease, the terms and provisions of this Amendment shall, in all instances, control and prevail.

3. Extension of Term. The Term of the Lease is hereby extended for a period (the “Extension Term”) of twelve (12) months, commencing on January 1, 2022, and continuing to and including December 31, 2022.

4. Base Rent. Until the Extension Term, Tenant shall pay Base Rent on the Premises as set forth in the Lease. During the Extension Term, Tenant shall pay Base Rent as set forth in the following chart (plus applicable sales or gross receipts tax, if any):

Period	Base Rent/RSF	Annual Base Rent	Monthly Base Rent
Extension Term	$16.00	$73,792.00	$6,149.33

5. Operating Expenses, Taxes. During the Extension Term, Tenant shall continue to pay its Proportionate Share of Operating Expenses and Taxes on the Premises as set forth in the Lease.

6. Condition of Premises. Tenant accepts the Premises AS IS, WHERE IS, WITH ALL FAULTS, and acknowledges that Landlord has completed and paid for all prior work and allowances required of Landlord under the Lease. Landlord is not required to perform, pay for, or provide Tenant with an allowance for, any work or improvements on the Premises. No agreement or promise of Landlord, the property manager, or their respective agents or employees to alter, remodel, decorate, clean, or improve the Premises or Building (or to provide Tenant with any credit or allowance for the same), and no representation regarding the condition of the Premises or Building, has been made to or relied upon by Tenant.

7. Authority; OFAC. Landlord and Tenant each represents and warrants to the other that this Amendment has been duly authorized, executed and delivered by and on behalf of each party hereto and constitutes the valid and binding agreement of Landlord and Tenant in accordance with the terms hereof. Tenant hereby confirms and re-makes its certification, representations, and agreements as set forth in Section 28.36 of the Lease.

8. Broker. Tenant represents to Landlord that Tenant has not dealt with any broker in connection with this Amendment other than Landlord’s broker, Jones Lang LaSalle America (Illinois), L.P., and Tenant’s broker, CBRE, Inc. Tenant agrees to indemnify, defend and hold Landlord and Landlord’s agents harmless from all damages, liability and expense (including reasonable attorneys’ fees) arising from any claims or demands of any other brokers or finders for any commission alleged to be due such brokers or finders in connection with their participation in the negotiation with Tenant of this Amendment.

9. Options. Tenant has no option to renew, extend, expand, terminate, or cancel; no right of first offer, first refusal, or purchase; and no similar rights or options.

10. Security Deposit. Landlord and Tenant acknowledge and agree that Tenant’s existing cash Security Deposit in the amount of $6,670.00 shall remain in place during the Extension Term.

11. Counterparts. This Amendment may be executed in any number of counterparts with the same effect as if all parties executed the same document. All such counterparts shall constitute one agreement. Landlord shall insert the date of its execution as the Amendment Date on page 1 hereof. This Amendment may be executed and delivered in .pdf or other electronic format, and delivery of a .pdf or other signature by electronic means shall be effective to the same extent as delivery of a paper document bearing an original “wet ink” signature.

12. No Offer. Submission of this instrument for examination or negotiation will not bind Landlord, and no obligation on the part of Landlord will arise until this Amendment is executed and delivered by Landlord.

13. Entire Agreement. This Amendment and the Lease contain all the terms, covenants, conditions and agreements between Landlord and Tenant relating to the matters provided for in this instrument. No prior or other agreement or understanding pertaining to such matters (other than the Lease) will be valid or of any force or effect.

14. Lease in Full Force and Effect. Except as expressly provided herein, all of the terms and provisions of the Lease shall remain in full force and effect. Any liability of Landlord under the Lease and this Amendment shall be limited solely to its interest in the Building, and in no event shall any personal liability be asserted against Landlord in connection with the Lease or Amendment, nor shall any recourse be had to any other property or assets of Landlord. As of the Amendment Date, there exist no offsets, counterclaims, or defenses of Tenant under the Lease, or any right to abate or reduce Tenant’s Rent; and, to Tenant’s knowledge, there exist no events that would constitute a basis for such offsets, counterclaims, or defenses against Landlord, or any right to abate or reduce Tenant’s Rent, upon the lapse of time or the giving of notice or both.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment in manner sufficient to bind them as of the day and year first above written.

LANDLORD

MJH NORTHBROOK LLC, a Delaware limited liability company

By:	JONES LANG LASALLE AMERICAS (ILLINOIS), L.P., Property Manager and Authorized Agent

By:	/s/ Mario Lamacchia
Name:	MARIO LAMACCHIA
Its:	VICE PRESIDENT

TENANT

CLARUS THERAPEUTICS, INC., a Delaware corporation

By:	/s/ Steven A. Bourne
Name:	Steven A. Bourne
Its:	Chief Administrative Officer